Exhibit 99.1

For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
2144 E. Republic Road, Suite F200
Springfield, MO 65804
1.833.875.2492

Guaranty Federal Bancshares, Inc. Announces Completion of
$20 Million Subordinated Notes Offering

Springfield, MO, July 30, 2020 – Guaranty Federal Bancshares, Inc. (NASDAQ: GFED) (the “Company”), the parent company for Guaranty Bank, today announced the completion of its offering of $20 million in fixed-to-floating rate subordinated notes due 2030 (the “Notes”) to certain qualified institutional buyers and accredited investors in a private placement transaction. The Notes will initially bear interest at a fixed annual rate of 5.25%, for five years and will reset quarterly thereafter to the then current three-month SOFR plus 519 basis points. The Company may redeem the Notes on or after September 30, 2025, or at any time upon certain other specified events. The Notes have been structured to qualify initially as Tier 2 Capital for the Company for regulatory purposes. The Company intends to use the net proceeds of the offering for general corporate purposes.

Shaun A. Burke, President and Chief Executive Officer, stated, “This capital raise is a cost-effective way to increase our regulatory capital at an attractive interest rate without diluting our current stockholders. We are very pleased with the support from the investment community that resulted in the successful completion of the offering.”

Performance Trust Capital Partners, LLC acted as placement agent for the offering. Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel to the Company and Hunton Andrews Kurth LLP served as legal counsel to the placement agent.

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass ATM network which provides its customers surcharge-free access to over 32,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission (the “SEC”), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

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